EXHIBIT 18.1

LETTER FROM INDEPENDENT REGISTERED ACCOUNTING FIRM REGARDING CHANGE IN

ACCOUNTING POLICY

August 9, 2013

To the Board of Directors

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Quebec H3C 2M1

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013. Note 1 therein describes a change in accounting principle for planned major maintenance cost from expensed as incurred to a deferral method, whereby the costs of each planned major maintenance activity will be amortized on a straight-line basis over the estimated period until the next planned major maintenance activity. It should be understood that the preferability of one acceptable method of accounting over another for planned major maintenance cost has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2012. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

Chartered Professional Accountants

/s/ PricewaterhouseCoopers LLP

Montréal, Québec, Canada

August 9, 2013